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1934

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                        Europa Cruises Corporation
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            (Name of Registrant as Specified in Its Charter)


  Brian D'Isernia, Vance P. Shaw, O. Glenn Williams and Jerry Chalmers McCall
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            (Name of Person(s) Filing Proxy Statement)

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
To the Shareholders of Europa Cruises Corporation:

     It is time that you heard the other side of the story about my prior service on the Board of Directors of our Company. On January 19, 1998, the Board of Directors (of which I was a member) decided by a vote of four to one to remove Deborah Vitale from her position as Chairman of the Board and from all offices of the Company and its subsidiaries. Before this action was publicly announced, Ms. Vitale wrote a letter to the Company's primary lender suggesting that the Company would be unable to meet its obligations because of
lawsuits that she would be filing against the Company.   A copy of this letter
is attached.

     I believed at the time and still believe today that her conduct was outrageous. Look at what she did when faced with removal from the Company: she attempted to damage the Company's relationship with its primary lender and she threatened to file "multiple lawsuits" against the Company. It looks to me like she would rather ruin the Company than lose her job. I find her comments about the costs of litigation completely irresponsible. Without a single lawsuit being filed she estimates legal fees of at least $1.5 million and opines that the Company's insurance carrier will deny coverage. What could possibly be the basis for these statements?

     After two days of considering her threats, I determined that rather than allow Ms. Vitale to drag the Company into protracted legal battles I would resign from the Board of Directors. A copy of my resignation letter (which was submitted jointly with another director) is also attached. After losing faith in Ms. Vitale's ability to manage our Company, I began to liquidate my investment.

      I now believe that the best chance for the Company is the removal of the current Board and the election of the Coalition's nominees. This is especially true since the long-awaited permits for the development of the Diamond Head property have finally been issued, and still, absolutely nothing has happened to produce a viable joint venture partner and to increase the value of our stock. Please sign, date and return you BLUE proxy card today. If you own share in a brokerage account, please call your broker to expedite the voting of your shares.

                                   Sincerely,



                                   Brian R. D'Isernia

                 [letterhead of Deborah A. Vitale]

                        January 19, 1998

VIA FACSIMILE AND FEDERAL EXPRESS
---------------------------------

Mr. James R. Connors
First Union National Bank of Florida
PO Box 1000
Orlando, Florida 32802
Facsimile:  407-649-5628
Total Pages:  2

Re:     EUROPA CRUISES CORPORATION
        --------------------------

Dear Mr. Connors:

     This will serve as formal notice to First Union National Bank of Florida that, as a result of recent events and actions attempted to be taken by the Board of Directors of the Company this date, the Company has suffered another material event which will impact negatively on the finances of the Company. As a Director of this Company, this letter will serve as evidence that I have fulfilled my responsibility to report a material development to your Bank.

     This is to advise you that, in my professional opinion, the legal fees of this Company will be no less than $1,500,000 in the year ended 1998. (This, of course, does not include any judgments that might be rendered against the Company, its officers, and/or its directors.) In addition, I expect the officers and directors of this Company to be engulfed in depositions and lawsuits for years to come. I expect the expenses of the Company to skyrocket in response to the lawsuits that will be filed against it. Finally, I do not believe the Company's current insurer will defend these lawsuits. Nor do I believe the Company's current insurer will pay any judgments rendered as a result of these suits. On the contrary, based on recent events, I believe the Company's current insurer will refuse any attempts by Europa and/or its officers and directors to demand coverage.

     This is to further inform you that I will be filing multiple lawsuits against the Company, its directors and its officers. This is to further inform you that numerous shareholders of this Company will do the same.

     With warmest personal regards, I remain

                              Very truly yours,

                              /s/ Deborah A. Vitale

                              Deborah A. Vitale

TO:            All Directors of Europa Cruises Corporation

FROM:          Brian R. D'Isernia and Jack Jevne

DATE:          January 21, 1998


     Two (2) days ago this board took action by the affirmative vote of four
(4) members of the Board of Directors to remove the Chairman of the Board of Directors from her position as chairman and from all offices in the Corporation and its subsidiary, Casino World, Inc. In response to this action and before this action was made public, a block of shareholders who support the former chairman have threatened to initiate a proxy battle and have also threatened to initiate litigation against the other directors of the Corporation if the prior board action is not rescinded. In my opinion, the litigation threatened is without merit and further in my opinion, a proxy battle and additional litigation is adverse to the best interests of the shareholders of this Corporation. Also before the prior board action was made public, the directors of the Corporation received a letter from the former chairman stating, "I informed McDonald & Company that this board had removed me from office today. Please be advised that they are 'taking a pass' on this deal. You have killed the best chance we had to increase shareholder value.
I hold each of you individually responsible for this disaster. I suspect your shareholders will do likewise." Certain members of the board were also informed before the prior board action was made public that the former chairman forwarded a letter to the Corporation's lender, First Union Bank, suggesting that the Corporation would become in default of its loan obligations. Also, before the prior board action was made public, the directors of this corporation were contacted by third parties with whom the corporation has been negotiating for the potential development of the Diamond Head/Mississippi property, and were informed that if a proxy battle is initiated and if additional litigation of the nature threatened is initiated, developing relationships with third parties for the development of the Diamond Head property would be extremely difficult if not impossible. Development of the Diamond Head property is, in my opinion, the best opportunity for shareholders of this corporation to realize a return on their investment.

     I have been on the Board of Directors for approximately four (4) months. I came onto this board in the hopes that I could assist management in hastening the development of this corporation's business opportunities which in my opinion would be most beneficial for the shareholders, namely development of the Diamond Head/Mississippi property and other business opportunities. I feel that my efforts to assist have been neutralized by circumstances beyond my control. For these reasons, I hereby tender my resignation from the Board of Directors of Europa Cruises Corporation, the Board of Directors of Casino World, Inc., and from any and all other offices which I may hold in Europa Cruises Corporation or any of its subsidiaries or affiliated entities. This resignation shall be effective immediately.

                         Sincerely,

                         /s/ Brian R. D'Isernia          /s/ Jack Jevne

                         Brian R. D'Isernia          Jack Jevne
                         Date:  January 21, 1998     Date:  January 21, 1998

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